Exhibit 99.1

DATE: Nov. 7, 2011

MEDIA CONTACT: Jeff Pounds (918) 573-3332	INVESTOR CONTACT: Sharna Reingold (918) 573-2078

Williams Commences $1 Billion Cash Tender Offer for Outstanding Debt

TULSA, Okla. – Williams (NYSE: WMB) today announced the commencement of cash tender offers for the series of notes and debentures listed below (the “Notes”) for an aggregate purchase price of up to $1 billion (the “Tender Cap”). The terms and conditions of the tender offers are described in the Offer to Purchase, dated Nov. 7, 2011, and related Letter of Transmittal. Copies of these documents are available to holders from Global Bondholder Services Corporation, the depositary and information agent for the tender offers.

Title of Security	CUSIP	Amount Outstanding	Acceptance Priority Level	Fixed Spread (Basis Points)	U.S. Treasury Reference Security	Early Tender Payment (a)
7.875% Notes due 2021	969457BG4	$571,321,000	1	215 bps	2.125% due Aug. 15, 2021	$30.00
7.50% Debentures due 2031	969457BB5 969457BA7 U96906AC3	$526,573,000	1	220 bps	3.750% due Aug. 15, 2041	$30.00
7.75% Notes due 2031	969457BD1	$369,020,000	1	230 bps	3.750% due Aug. 15, 2041	$30.00
8.75% Notes due 2032	969457BM1	$686,218,000	1	240 bps	3.750% due Aug. 15, 2041	$30.00
8.125% Notes due 2012	969457BK5	$24,313,000	2	37.5 bps	1.375% due March 15, 2012	$30.00
7.625% Notes due 2019	969457AW0	$31,655,000	3	185 bps	2.125% due Aug. 15, 2021	$30.00
8.75% Senior Notes due 2020	969457BS8 969457BR0 U96906AF6	$13,565,000	4	200 bps	2.125% due Aug. 15, 2021	$30.00
7.70% Debentures due 2027(b)	565097AF9	$2,040,000	5	195 bps	3.750% due Aug. 15, 2041	$30.00

(a)	Per $1,000 principal amount of Notes tendered by the Early Tender Time and accepted for purchase.
(b)	Originally issued by MAPCO Inc., which was acquired by Williams in March 1998.

The tender offer for each series of Notes will expire at 12:00 midnight, New York City time, on Dec. 6, 2011, (the “Expiration Time”), unless extended.

The applicable total consideration per $1,000 principal amount of each series of Notes (the “Total Consideration”) will be determined as described in the Offer to Purchase based on the present value of future payments on the applicable series of Notes discounted to the settlement date at a discount rate equal to the sum of the yield to maturity for the applicable reference security, calculated by the dealer managers based on the bid-side price at 2:00 p.m., New York City time, on Nov. 21, 2011, plus the applicable fixed spread, minus accrued interest up to, but not including, the settlement date.

Holders of Notes that are validly tendered and not validly withdrawn at or prior to 5 p.m., New York City time, on Nov. 21, 2011 (the “Early Tender Time”), unless extended, and accepted for purchase will receive the Total Consideration on the settlement date, which is expected to be Dec. 7, 2011.

Holders of Notes that are validly tendered after the Early Tender Time and at or prior to the Expiration Time and accepted for purchase will receive the Total Consideration minus an amount in cash equal to the amounts listed in the table above under the heading “Early Tender Payment,” which will be payable on the settlement date.

In addition, payments for Notes purchased will include accrued interest up to, but not including, the settlement date.

The amount of each series of Notes that may be accepted for purchase will be determined in accordance with the Acceptance Priority Levels set forth above and may be prorated as described in the Offer to Purchase. All Notes validly tendered and not validly withdrawn of the series with Acceptance Priority Level 1 will be accepted before any Notes of the series with Acceptance Priority Level 2 and so forth through succeeding levels. If the aggregate purchase price that would be payable for all Notes validly tendered and not validly withdrawn of any series or group of series with the same Acceptance Priority Level exceeds the remaining amount available under the Tender Cap, such Notes will be accepted for purchase on a pro rata basis. In that event, Notes with an Acceptance Priority Level following the prorated series or group of series will not be accepted for purchase.

Tenders of Notes may be validly withdrawn at any time up until 5 p.m., New York City time, on Nov. 21, 2011, unless such date and time are extended (such date and time, as the same may be extended, the “Withdrawal Deadline”), but after such time may not be validly withdrawn unless Williams is required by law to permit withdrawal. Tenders of Notes made after the Withdrawal Deadline may not be validly withdrawn at any time unless Williams is required by law to permit withdrawal. Williams reserves the right, but is not obligated, to increase the Tender Cap in its sole discretion without extending the Withdrawal Deadline or otherwise reinstating withdrawal rights.

The consummation of the tender offers is conditioned upon the satisfaction or waiver of the conditions set forth in the Offer to Purchase, including the financing condition described therein.

Williams has retained Barclays Capital and Citigroup as lead dealer managers, and Global Bondholder Services Corporation as the depositary and information agent for the tender offers.

For additional information regarding the terms of the tender offers, please contact: Barclays Capital at (800) 438-3242 (toll free) or (212) 528-7581 (collect) or Citigroup at (800) 558-3745 (toll free) or (212) 723-6106 (collect). Requests for documents and questions regarding the tendering of Notes may be directed to Global Bondholder Services Corporation at (866) 736-2200 (toll free) or (212) 430-3774.

This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. Williams is making the tender offers only by, and pursuant to, the terms and conditions of the Offer to Purchase and related Letter of Transmittal that are being furnished to the holders of Notes. Holders are urged to read the tender offer documents carefully. Subject to applicable law, Williams may amend, extend or, subject to certain conditions, terminate the tender offers.

About Williams (NYSE: WMB)

Williams is an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard and the Marcellus Shale in Pennsylvania. Most of the company’s interstate gas pipeline and midstream assets are held through its 75-percent ownership interest (including the general-partner interest) in Williams Partners L.P. (NYSE: WPZ), a leading diversified master limited partnership. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.